Exhibit 10.110
Execution Copy
TRANSACTION AGREEMENT
by and among
LAM RESEARCH CORPORATION, 4650 Cushing Parkway, Fremont,
California 94538, USA
“Buyer”
and
SEZ Holding AG, Leutschenbachstrasse 95, 8050 Zurich, Switzerland
“Company”
regarding the publication of a recommended public takeover offer for all shares of the Company

TRANSACTION AGREEMENT
TRANSACTION AGREEMENT (“Agreement”), dated as of 10 December 2007, by and among Lam Research Corporation, a Delaware corporation (“Buyer”), and SEZ Holding AG, a corporation (société anonyme, Aktiengesellschaft) organized under the laws of Switzerland (the “Company”). Buyer and the Company each a “Party” and together the “Parties”.
Recitals
A.	Company’s nominal share capital amounts to CHF 16,800,247, divided into 16,800,247 fully paid registered shares with a nominal value of CHF 1 each (the “Shares” and each a “Share”). In addition, Company has a conditional share capital of CHF 939,753, divided into 939,753 Shares; 124,421 employee options are outstanding and each option entitles the holder to buy one Share at the respective exercise price (the “Employee Options”). The Shares are listed on the main market of the SWX Swiss Exchange; the Employee Options are not listed.

B.	Buyer is a U.S.-based Delaware corporation with leading businesses in wafer fabrication equipment and services for the semiconductor industry. The shares of Buyer are listed on NASDAQ.

C.	The Parties entered into a confidentiality agreement dated 14 September 2007 (the “Confidentiality Agreement”), which has been superseded in its entirety solely insofar as the obligations of Buyer and its subsidiaries and affiliates provided for thereunder, by the provisions of Section 9.1 of this Agreement.

D.	Based on the non-binding term sheet agreed between the Parties on 28 September 2007 and the intention of Buyer to make a public takeover offer for all Shares, Buyer has been allowed to conduct — subject to certain limitations regarding trade secrets and information sensitive from a competition point of view — a due diligence investigation of the Company and its subsidiaries and to review the books and records of the Company and its subsidiaries as well as to meet with the senior management and certain key personnel of the Company and its subsidiaries (the “Due Diligence”).

E.	In the meantime Buyer has conducted the Due Diligence and the Board of Directors of Buyer has agreed to publish an offer for all Shares at a price of CHF 38 per Share, less dividend payments as well as any dilutive events (such as capital increases with an issue price of the shares below the Offer Price, repayments of capital or sales of treasury shares below the offer price) becoming effective prior to the settlement of the Offer (but such dilution effects shall not include the Employee Options issued and outstanding as of the Launch Date (as defined below)) (the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement (the “Offer”).
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and intending to be legally bound hereby, Buyer and the Company hereby agree as follows:

1.	Submission of the Offer

1.1	Subject to the terms and conditions of this Agreement, Buyer undertakes to commence an Offer at the Offer Price and publish an offer prospectus relating to the Offer, in substantially the form set out in Annex 1 to this Agreement with such modifications or in such other form as shall be agreed between the Company and Buyer and approved by the Swiss Takeover Offer Board (the “TOB” and the “Prospectus”).

1.2	It is expected that the Prospectus will be published on or about 8 January 2008, but in any event no later than 31 January 2008. The date of publication of the Prospectus shall be the “Publication Date” for purposes hereof.

1.3	The Offer will be pre-announced on 11 December 2007, CET (the “Launch Date”) by means of a pre-announcement substantially in the form attached hereto as Annex 2 to this Agreement. The Launch Date for purposes hereof shall be the date of the publication of such a pre-announcement in the electronic media. Such a pre-announcement shall contain those parts of the Prospectus that are required to be included in the pre-announcement in order for it to have legal effect.

1.4	Any material amendments to the Prospectus must be agreed between the Parties. Buyer is obliged to inform the Company regarding the status of the Offer and the compliance with the Offer Conditions (as defined below) pursuant to Section 7 below.

1.5	In making its Offer at the Offer Price, Buyer has relied upon the publicly available information published by, and relating to, the Company, including (without limitation) its audited financial information, and its findings from the Due Diligence.

1.6	The Parties shall publish press releases regarding the intended Offer substantially in the form set out in Annex 3 and Annex 4 as soon as this Agreement has been executed and outside of the trading hours of both, SWX Swiss Exchange and NASDAQ, i.e. by 00:01 a.m. CET on the Launch Date.

1.7	Buyer shall be entitled to cause disclosure or publication, in accordance with applicable U.S and other securities laws, of English language versions of the Prospectus, the press release and Board of Directors report provided for in Section 2.1, the press release provided for in Section 1.6 and all other communications and materials distributed to holders of the Shares or otherwise published in connection with the Offer hereunder.

1.8	The Parties agree that by the time of conclusion of the Offer and any squeeze out proceedings, squeeze out merger and other means which aim at allowing Buyer subsequently to the closing of the Offer to obtain control over all assets of the Company, the holders of issued and outstanding Employee Options shall have received from Buyer an amount corresponding to the difference of the Offer Price and the strike price of their issued and outstanding Employee Options. The Parties shall evaluate all reasonable alternatives and find the most reasonably feasible way to accommodate this principle in agreement with the TOB, provided, however that in no event shall Buyer be obligated to implement any alternative that would constitute a second public offer or would result in an obligation of Buyer to increase the Offer Price. Further, Buyer shall not be obligated to incur costs for implementing these arrangements in excess of an aggregate of CHF 1 million.

2.	Recommendation of the Offer by the Company

2.1	The Board of Directors of the Company shall recommend to the Company’s shareholders to accept the Offer. Furthermore, subject to a Superior Offer (as defined below) not having been announced or pre-announced in the meantime, the Board of Directors of the Company shall provide Buyer with a report prepared in accordance with Art. 29 para. 1 of the Federal Act on Stock Exchanges and Securities Trading (“SESTA”) recommending the Offer in English, German and French in sufficient time so that it can be included in the publication of the Prospectus. At the same time, the Company shall provide the final fairness opinion relating to the Offer in printable form in English, German and French and shall publish the German and the French version of such opinion on its webpage.

2.2	This Section 2 shall not restrict the Board of Directors of the Company from changing its recommendation in compliance with Section 5.2.3 if a Superior Offer (as defined below) is made.

2.3	In connection with the Offer, the Parties shall actively cooperate with all competent authorities and shall promptly provide any such information and/or documents that may lawfully be required from them by any such authority.

3.	Conduct of Business

To the extent permitted under Swiss law, the Company shall for the whole duration of this Agreement, (i) abstain (and shall procure that its subsidiaries and representatives abstain) from taking any actions outside the ordinary course of business consistent with the Company’s past practice; and (ii) shall, and shall cause each of its subsidiaries to, use all reasonable efforts to preserve intact its material business organization and relationships with third parties (including but not limited to its relationships with customers, suppliers, employees and business partners) and to keep available the services of their present officers and key employees.

Without limiting the generality of the preceding paragraphs, and except as required by applicable laws and regulations or conditions of the Prospectus, without the prior written consent of Buyer, Company shall not, as from the date hereof, and shall cause its subsidiaries not to:
(i)	adopt or propose any amendment to the Company’s Articles of Association or other similar corporate organizational documents;

(ii)	convene a general meeting of shareholders in connection with the Offer otherwise than pursuant to Sections 5.10 and 5.11 below;

(iii)	(a) declare, set aside or pay any dividend or other distribution with respect to any of its Shares, (b) split, combine or reclassify any of its Shares, (c) issue, deliver, sell, purchase, lend, borrow, in any other way invest or divest directly or indirectly into, pledge or otherwise encumber or subject to any lien any of its Shares or other equity securities (except that the Company may issue Shares based on the exercise of employee options granted prior to the date hereof);

(iv)	grant call options on Shares (or other rights to purchase Shares, in particular employee stock options) or write put options on Shares (or grant other rights to sell Shares);

(v)	incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person (other than the Company and its subsidiaries; the Company and its subsidiaries are collectively the “Group”), except for indebtedness, debt securities and guarantees incurred in the ordinary course of business consistent with past practice;

(vi)	(a) merge or consolidate with any other person, (b) acquire an amount of assets of any other person, or pledge or otherwise encumber or subject to any lien assets, in each case that are material to the Group taken as a whole, (c) make an investment material to the Group taken as a whole, in any other person or otherwise engage in any similar extraordinary business transaction;

(vii)	sell, lease, license or otherwise surrender, relinquish or dispose of any assets or property which are material to the Group’s business, except pursuant to existing contracts or commitments (the terms and conditions of which have been disclosed to Buyer or its representatives);

(viii)	enter into, modify or amend any transaction or contract, agreement or undertaking (whether written or oral) with any officer, director or employee of the Group other than in the ordinary course consistent with past practice or with respect to normal and customary terms of such persons’ employment with such company; or

(ix)	authorize, agree or commit to do any of the foregoing.
4.	Representations and Warranties of the Company

The Company represents and warrants as of the date hereof:
(a)	The Company has disclosed to Buyer all information concerning the Group which has to be made known to the public under article 72 of the listing rules of SWX Swiss Exchange, whereby it is understood that for the purposes of this Section 4 (a) the grounds that allow exceptions to such disclosure under the listing rules do not apply;

(b)	Since 1 January 2007, the Company and its subsidiaries and, to its knowledge, the members of the Board of Directors of the Company and the members of the management of the Group (i.e. Egon Putzi, Franz Sumnitsch, Kurt Lackenbucher, Sabine Kampitsch, Herwig Petschnig and Wolfgang Krammer) did not engage in any investments or divestments in the equity securities of the Company or transactions relating to or having as an underlying the equity securities of the Company, such as the purchase, sale or issuance of Shares, the issuance, the repurchase, the sale, the purchase, the exercise, the redemption of options, other than as disclosed in Annex 5;

(c)	The Company’s share register reflects that less than 50% of the Company’s outstanding voting securities are directly or indirectly held of record by residents of the United States and the Company has no class of securities registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended.
5.	Additional Agreements

5.1	Cooperation within the framework of the Offer

5.1.1	From the date hereof and for the duration of this Agreement, the extent permitted under Swiss law and necessary to consummate the transactions provided for herein, each of Company and Buyer shall, and Company shall cause each of its subsidiaries to, cooperate and use all reasonable efforts:
(i)	for the due publication of the Prospectus on or before the Publication Date together with the report of the Board of Directors relating to the Offer and, in the printed version (but not in the newspaper publication), the fairness opinion relating to the Offer;

(ii)	to make or cause to be made all filings necessary or proper under applicable laws, rules and regulations;

(iii)	to take all other actions necessary or advisable to consummate and make effective the transactions contemplated by this Agreement, including but not limited to, (1) the fulfillment of the Offer Conditions (as defined below), provided however, that, notwithstanding any other provision of this Agreement, none of the Parties shall be obligated to agree to divest, hold separate or otherwise restrict the use or operation of any business or assets of Buyer or the Company or any of their respective subsidiaries; (2) the distribution of the Prospectus and the acceptance forms to the Company’s shareholders and any actions or filings related thereto; (3) due settlement of the Offer in accordance with its terms;

(iv)	to obtain approvals necessary or advisable from any government, ministry, department or administrative body, agency or commission of any jurisdiction in order to consummate the transactions contemplated hereby and permit the Group to continue fully existing operations following the transactions contemplated hereby; and

(v)	to abstain from taking, or cause to abstain from taking, any action or doing, or cause to abstain from doing, any such thing that may prevent or compromise any of the above.
5.1.2	If at any time following the successful completion of the Offer any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each Party shall take all such action to the extent reasonable and practicable.

5.2	No solicitation

5.2.1	The Company immediately shall cease and cause to be terminated all existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors, employees, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, directly or indirectly (i) solicit, initiate or encourage any inquiries or the making of any Acquisition Proposal, or (ii), other than as contemplated by Section 5.2.3, participate in any discussions or negotiations regarding an Acquisition Proposal.

The term “Acquisition Proposal” means any proposal or offer from any person other than Buyer relating to any (1) tender or exchange offer involving Shares or other acquisition of Shares, (2) merger, consolidation or other business combination involving the Company or any of its subsidiaries which is material to the Group as a whole, (3) direct or indirect acquisition or purchase of a business that constitutes a substantial part of the assets of the Group, or a substantial amount of the equity securities of the Company or any subsidiary, (4) recapitalization or restructuring of the Company and its subsidiaries which is material to the Group as a whole, or (5) other transaction similar to any of the foregoing with respect to the Group which is material to the Group as a whole, other than the transactions contemplated by this Agreement.

5.2.2	The Company shall notify Buyer of any Acquisition Proposal received after the date hereof as promptly as practicable after its receipt thereof, it being understood that the Company shall be free to notify the TOB at the same time.

5.2.3	Except on a date that is not earlier than three trading days following the public announcement of a Superior Offer (as defined below) in the form of a pre-announcement in accordance with article 7 of the Ordinance of the Swiss Takeover Board of Public Takeover Offers (the “TOO”), the Board of Directors of the Company shall not (i) withdraw or modify in a manner adverse to Buyer, or propose publicly to withdraw or modify in a manner adverse to Buyer, the approval or recommendation by the Board of Directors of the Company of the transactions contemplated by this Agreement, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. Except following publication of a Superior Offer in the form of a pre-announcement, the Board of Directors of the Company shall cause the Company not to enter into any letter of intent, agreement in principle, acquisition agreement or other similar acquisition agreement relating to any Acquisition Proposal. Following such pre-announcement of a Superior Offer, the Board of Directors of the Company may, or may cause the Company to, enter into, discuss or negotiate any confidentiality, process or other similar process agreement relating to such Superior Offer, including without limitation regarding a due diligence of the Company in connection therewith equivalent to the Due Diligence.

For purposes of this Agreement, “Superior Offer” means any unsolicited offer to all of the shareholders of the Company to acquire all of the Shares on terms and conditions that the Board of Directors of the Company determines in its good faith judgment, after due consideration of its fiduciary duties (as advised by its advisors), to be superior for the Company’s shareholders when compared as a whole with the transactions contemplated by this Agreement, provided such offer is at a price that on a fully diluted basis is not lower than that offered by Buyer and on conditions no more restrictive on the offer than the Offer Conditions.

5.3	Access to non-public information

The Company shall not permit or provide access to non-public information relating to the Group to any third party other than any other third party following publication of a Superior Offer from such party or other than as required by Swiss law or imposed by the TOB. In the event that such access is provided or permitted in accordance with the foregoing, such access shall be provided on terms and subject to conditions no more favorable than those applied to Buyer and their respective representatives and advisors including, without limitation, with respect to timing and content. If the Company in providing such access permits or provides access to information relating to the Group that it has not previously shared with Buyer or its respective representatives or advisors, the Company shall forthwith notify Buyer that this information is available for review, and provide access to this information to Buyer, its representatives and advisors, at the same time as to any other party.

5.4	Treasury Shares

For the whole duration of this Agreement, the Company shall abstain (and shall procure that its subsidiaries abstain) from:
(i)	notifying the Shares that they hold in treasury (the “Treasury Shares”) for acceptance in the Offer; and

(ii)	selling or agreeing to sell any of the Treasury Shares to any third party.
5.5	Trading in Shares and related securities by the Company

From the date hereof, the Company, the executives listed in Annex 6, and all the Company’s subsidiaries are deemed to be acting in concert with Buyer in connection with the Offer within the meaning of Art. 24 para. 3 SESTA and Art. 11 TOO. Consequently, Buyer may be required pursuant to Art. 10 para. 6 TOO (the “Best Price Rule”) to increase the Offer Price if the Company, the executives listed in Annex 6, the Company’s subsidiaries or their representatives acquire equity securities of the Company at a price or corresponding to a price exceeding the Offer Price. Therefore, the Company shall abstain (and shall procure that its executives listed in Annex 6, the Company’s subsidiaries and representatives acting on behalf of the Company or its subsidiaries abstain) from the date hereof until the Offer Expiration Date (as defined below) and, in case of a successful offer, from the date hereof until the date which is six months (or such longer period as determined by the TOB or any other competent authority) from the Offer Expiration Date (as defined below), unless Buyer has consented in writing or has declared that the Offer has failed, from any action that may be found to be in breach of the Best Price Rule, and in particular from:
(i)	entering into any (a) agreement (either on or off exchange) relating to the acquisition or sale of Shares and (b) derivative transaction having the Shares as underlying; and

(ii)	amending the terms and/or conditions of any existing agreements relating to the Company’s equity securities and of existing employee stock options or derivatives issued by the Company, its subsidiaries or their representatives without Buyer’s prior written consent.
In order to fulfill its obligations pursuant to this Section 5.5 with respect to the executives listed in Annex 6, the Company has procured that the executives listed in Annex 6 sign a declaration in the form of Annex 7.

5.6	Access to information

Pending completion of the Offer, Buyer may from time to time request access to the Company’s officers and directors with a view to discussing integration plans, such access to be made available at the Company’s discretion, but not unreasonably denied or delayed by the Company. Without limiting the generality of the preceding sentence, access shall not be deemed to be unreasonably denied or delayed if such denial or delay is required by applicable legal or regulatory requirements. Following completion of the Offer, the Company will, and will cause its subsidiaries, and each of their respective officers, directors and employees (collectively, the “Company Representatives”) to, give Buyer and its respective officers, employees, counsel, advisors and representatives reasonable access, during normal business hours, to the assets, properties, offices and other facilities and to the books and records of the Group and will cause the Company Representatives and the Company’s subsidiaries to furnish Buyer with such financial and operating data, access to customers and suppliers and such other information with respect to the business and operations of the Group as Buyer may from time to time reasonably request and to the extent permitted under Swiss law. The Company shall furnish promptly to Buyer a copy of each report, schedule, registration statement and other document publicly filed by the Company or any of its subsidiaries during such period.

5.7	Undertaking to register shareholding

The Company shall promptly, upon request, enter into its share register the Buyer as a shareholder with voting rights in respect of all Shares that the Buyer may own at the time the request is made. On or promptly after the Launch Date, the Board of Directors of the Company shall issue a resolution to enter Buyer in the share register with voting rights with regard to all Shares acquired by Buyer or to be acquired by Buyer within the Offer, subject to the closing of the Offer and subject to the shareholders’ meeting resolving to have article 6 section 2 second and third sentence of the articles of incorporation of the Company cancelled. Such resolution shall remain unchanged during the term of this Agreement.

5.8	Trading in Shares and related securities by Buyer

Buyer agrees, and agrees to cause any party acting in concert with it, to notify the Company promptly of any purchase or agreement to purchase any interest in the Shares entered into or completed prior to the expiration of the period during which the Offer may be accepted and up to the date the additional offer period ends (the “Offer Expiration Date”).

5.9	Public announcements

The Parties shall consult with each other prior to making any public announcement relating to the Offer other than the agreed press releases pursuant to Sections 1.6 and 2.1 and other than as provided in Sections 1.1, 1.3 and 1.7.

5.10	General meeting of shareholders

Within two days after Buyer declares the Offer successful (which declaration may be subject to the fulfillment of conditions subsequent), the Company shall convene a shareholder’s meeting to be held in Zurich within the shortest period possible and to resolve on the deletion of article 6 section 2 second and third sentence of the Company’s articles of incorporation (which resolution shall be subject to, and shall be filed with the Commercial Register only upon, the closing of the Offer) and on such other matters as Buyer may have communicated to the Company.

5.11	Resignation of the members of the Board of Directors of the Company

On the shareholders meeting convened pursuant to Section 5.10, the current members of the Board of Directors of the Company shall resign as per the date of the closing of the Offer and subject to the closing of the Offer. On the shareholders’ meeting to be convened pursuant to Section 5.10, Buyer shall propose the election of new board members subject to the closing of the Offer. Buyer shall procure that discharge is granted to the current members of the Board of Directors of the Company at the next shareholders’ meeting subject to any liability resulting from the breach of this Agreement.

6.	Combination Framework

In the event of a successful Offer, Buyer is obliged to establish and implement the following:
(i)	Wet clean spin operational headquarters (i.e. the Company’s existing operational headquarters) to remain in Villach for at least 2 years;

(ii)	SEZ brand to be maintained to the extent determined by Buyer to be commercially reasonable;

(iii)	Scale and capability of the Company and its management team to be leveraged across the combined business;

(iv)	Egon Putzi or Franz Sumnitsch to be the Executive Chairman of the Executive Board of the combined clean business unit, and the other to hold a position within the Executive Board or Operational Board of the combined clean business unit;

(v)	Executive Board of the combined clean business unit to report directly to Buyer’s CEO;

(vi)	Responsibilities of Executive Board of the combined clean business unit to include: strategy development, including product road map, sales &

marketing strategy (including decision on the Company’s brand); business plan development; integration strategy development in close co-operation with Buyer’s Executive Management Team; design of the future structure of the combined wet business of the Company and Buyer (including center(s) of competence, facilities and resources); customer targeting and co-ordination; product targeting; R&D co-ordination; and manufacturing and supply chain co-ordination;

(vii)	The Company’s sales and field service to be integrated within Buyer’s field operations;

(viii)	Mr. Krammer, Ms. Kampitsch, Mr. Lackenbucher and Mr. Petschnig to hold executive positions in the combined clean business unit within its Executive Board or Operational Board, targeted at levels of authority similar to their current scope and responsibilities;

(ix)	Where Parties agree, key employee agreements, including employee long term incentives, retention awards, cash and/or stock compensation to be established; and

(x)	Any consideration to be paid to shareholders of the Company in a squeeze out merger, merger or similar transaction, if any, following the closing of the Offer to be paid by Buyer and not to be taken from the assets of the Group.
7.	Conditions to Completion

The obligation of Buyer to complete the Offer is subject to the satisfaction or waiver of the offer conditions set forth in the Prospectus (the “Offer Conditions”) and set forth below, to the extent these Offer Conditions are approved by the TOB:
(i)	At the end of the (possibly extended) offer period, the sum of Shares held by Buyer and of those validly tendered into the Offer amounts to at least 66 2/[3] % of the sum of all issued SEZ Shares and all Shares that could be created through the exercise of all Employee Options to purchase Shares, i.e. 66 2/[3] % of 16,924,668 Shares or 11,283,112 Shares;

(ii)	By the end of the (possibly extended) offer period, (a) no adverse events occurred that, individually or in the aggregate, in the opinion of an independent internationally reputable expert to be appointed by Buyer, are or are likely to have a material adverse effect on the Group, and (b) the Group did not announce any other information or circumstance that, individually or in the aggregate, in the opinion of an independent internationally reputable expert to be appointed by Buyer, had, has or is likely to have a material adverse effect on the Group. An event or information or circumstance announced by the Company shall be considered to have a material adverse effect on the Group if it involves (i) a reduction in consolidated equity of the Company as per the end of the financial year 2007 in excess of CHF 45.8 million compared to the consolidated equity of the Company as per 30 September 2007, (ii) a reduction in the consolidated turnover of the Company in the financial year 2007 in excess of CHF 20 million compared to the communicated sales target 2007 of CHF 330 million, or (iii) a reduction in the consolidated EBIT of the Company in the financial year 2007 in excess of CHF 10 million compared to the communicated expected EBIT 2007 of CHF 6.6 million (each of these events an “Adverse Event”). It is understood that costs and expenses associated with this Offer are not to be taken into account when determining whether or not a material adverse effect occurred;

(iii)	All necessary authorizations from domestic and foreign antitrust authorities have been obtained, without imposing any obligation on Buyer or the Company that would result in or be equivalent to an Adverse Event;

(iv)	No judgment, court order or other authoritative measure has been issued that prohibits or declares illegal the Offer or its completion;

(v)	An extraordinary shareholders’ meeting of the Company has approved that, subject to the settlement of the Offer, the transfer restriction in the articles of incorporation of the Company (article 6 section 2 second and third sentences) be cancelled, and no shareholders’ meeting of the Company has enacted voting or transfer restrictions. It is understood that the shareholders’ resolution regarding the conditional cancellation of the transfer restrictions shall only be filed with the Commercial Register following the settlement of the Offer;

(vi)	The Board of Directors of the Company has resolved to enter Buyer into the share register as a shareholder with voting rights in respect of all Shares acquired by Buyer or to be acquired within the Offer, subject to the Offer becoming unconditional and subject to the condition under (v) being met; and

(vii)	The shareholders’ meeting of the Company has neither approved the payment of a dividend, a sale, a purchase or a demerger in an amount of more than CHF 59.9 million, nor a merger, nor an ordinary, approved or conditional capital increase, nor has the Company, since 30 September 2007, entered into an obligation to sell or purchase assets or to sell or redeem debt at a price of or with a value of more than CHF 59.9 million, except where such obligation to sell or purchase assets or to sell or redeem debt has become known prior to the Launch Date.
Buyer reserves the right to waive, in whole or in part, one or more of these conditions.

The conditions above shall be deemed to be conditions precedent within the meaning of Article 13(1) of the TOO. The conditions (iii) through (vii) shall, subject to the TOB’s approval, also be deemed conditions subsequent within the meaning of Article 13(4) of the TOO.

8.	Duration and Termination

This Agreement shall become effective on the date hereof.

This Agreement may be terminated:
(i)	by mutual written consent of Buyer and the Company;

(ii)	by any Party, if the Offer is unsuccessful; or

(iii)	by any Party, if the other Party materially breaches this Agreement.
This Agreement shall terminate automatically if Buyer declares the Offer successful and the Offer is settled in accordance with its terms on the expiration of a period of six months from the Offer Expiration Date.

Section 9 shall, however, survive the termination of this Agreement.
9.	Miscellaneous

9.1	Confidentiality

9.1.1	In relation to this Offer Buyer has been granted access by the Company to Confidential Information of the Company (as defined below).

9.1.2	Buyer agrees not to disclose the Confidential Information until the closing of the Offer or, if the Offer is not closed, for a period of ten (10) years from the date hereof, except for source code, which shall be protected in perpetuity (the “Nondisclosure Period”). During the Nondisclosure Period, Buyer may use the Confidential Information only in furtherance of the closing of the Offer and for no other purpose whatsoever. Buyer agrees to use the same degree of care, but no less than a reasonable degree of care, to prevent unauthorized disclosure of the Confidential Information as Buyer uses to protect the confidentiality of its own information of a similar nature. Buyer may not disclose or make copies of Confidential Information except to or for those persons who have a demonstrable need to know, and provided Buyer ensures confidential treatment of the Confidential Information by these persons according to this Section 9.1. The Company has no obligation to disclose Confidential Information to Buyer, and all Confidential Information so disclosed and all copies thereof are and shall remain the property of the Company.

9.1.3	The obligations imposed herein do not apply to information which Buyer can show: (i) is already lawfully in the possession of or known by Buyer before receiving the information from the Company; (ii) is or becomes publicly known through no violation of this Agreement; (iii) is lawfully received by Buyer from any third party without restriction on disclosure or use; (iv) is independently developed without violating this Agreement by Buyer’s employees who have not relied upon any of the Confidential Information; (v) is required to be disclosed by court order following notice sufficient to allow the Company to contest such order; or (vi) is expressly approved in writing, by the Company’s authorized representative, for release or other use by Buyer.

9.1.4	Upon termination of this Agreement, Buyer shall upon written request of the Company promptly destroy all Confidential Information and copies and extracts thereof and confirm such destruction in writing to the Company.

9.1.5	“Confidential Information” shall mean (a) any non-public information, whether in written, oral, electronic, tangible or intangible form, that Buyer, its officers, directors, employees, agents or advisors receive or have received from the Company or any person acting on its behalf and (b) all notes, analyses, compilations, studies and other documents prepared by Buyer, its officers, directors, employees, agents or advisors that contain, reflect or are based upon, in whole or in part, information furnished to Buyer, its officers, directors, employees, agents or advisors in connection with the evaluation, preparation and implementation of the Offer.

9.1.6	For a period beginning on the date hereof and ending on the date that is the earlier of (i) the date on which the Offer closes and (ii) twenty four (24) months after the termination of this Agreement, Buyer shall not, without the Company’s prior written consent which is herewith granted for the Offer: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company, or of any successor to or person in control of the Company, or any assets of the Company; (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission, SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets; (d) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (e) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (d) above.

9.1.7	Notwithstanding the foregoing provisions of this Section 9.1 or Recital C to this Agreement, the provisions of the Confidentiality Agreement shall continue in full force and effect insofar as they provide for obligations of the Company and its subsidiaries and affiliates.

9.2	Fees and expenses

Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such fees or expenses.

9.3	Governing law and arbitration

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

Any dispute, controversy or claim arising out of this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of Arbitration is submitted in accordance with these rules. The number of arbitrators shall be three. The seat of the arbitration shall be Zurich. The arbitral proceedings shall be conducted in English.

9.4	Notices and communications

Any notice or communication under this Agreement shall be made in writing and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.4 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 9.4 (or at such other address for a Party as shall be specified by like notice):
(i)	If to Buyer, to:

LAM RESEARCH CORPORATION 4650 Cushing Parkway Fremont California 94538 U.S.A. Telecopy No.: +1 510 572 2876 Attention: Martin Anstice and George Schisler

With a copy to:

Baker & McKenzie Zurich Zollikerstrasse 225 P.O. Box 8034 Zurich Telecopy No.: +41 44 384 12 84 Attention: Martin Frey and Matthias Courvoisier; and

Baker & McKenzie LLP Two Embarcadero Center, 11th Floor San Francisco, California 94110 U.S.A. Telecopy No.: +1 415 576 3099 Attention: Douglas Young

If to the Company, to:

SEZ Holding AG c/o Meyer Lustenberger Forchstrasse 452 8032 Zurich Switzerland Telecopy No: +41 44 396 91 92 Attention: Dr. Wolfgang Müller
9.5	Entire agreement

This Agreement, including the Annexes hereto constitute and contain the entire agreement between the Parties, and supersede all other prior agreements and understandings, both written and oral, with regard to the subject matter thereof.

9.6	Amendments; waivers

This Agreement may not be amended, except by an instrument in writing signed by each Party and no Party may waive compliance with any of the agreements or terms and conditions contained in this Agreement except by an instrument in writing (including facsimile).

9.7	Assignment

Pending settlement of the Offer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party. Following settlement of the Offer, Buyer shall have the right to assign any or all of its respective rights and obligations to any subsidiary of Buyer. Any attempted assignment not permitted under this Section 9.7 shall be null and void. The provisions contained in this Agreement are for the sole benefit of the Parties and their permitted successors and assigns, and they shall not be construed as conferring any rights or remedies on any persons other than the Parties and their respective successors and permitted assigns.

9.8	Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. Upon a determination that any term or other provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.9	Board fiduciary duties

The obligations of the Company under this Agreement shall be interpreted and construed in all respects in a manner that is consistent with the fiduciary duties of directors of company boards under Swiss law and rulings of the TOB.

9.10	Not for the Benefit of Third Parties

Nothing herein shall be construed as being a contract or a promise or any other advantage for the benefit of any person which is not a Party to this Agreement, irrespective of whether such contract, promise, or advantage is enforceable by the third party or only by the Parties hereto.
[the next page is the signature page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

LAM RESEARCH CORPORATION

By:	/s/ Martin B. Anstice	By:
	Name: Martin B. Anstice		Name:
	Title: Chief Financial Officer		Title:

SEZ Holding AG

By:	/s/ Franz Sumnitsch	By:	/s/ Thomas Lustenberger
	Name: Franz Sumnitsch		Name: Thomas Lustenberger
	Title: CEO		Title: Member of the Board

Annex 2
Draft Pre-announcement

Pre-Announcement according to art. 7 of
the Takeover Ordinance of the Takeover Board
for the Public Tender Offer of
LAM RESEARCH CORPORATION
Wilmington, Delaware, USA
(«Lam»)
for all publicly held registered shares with a par-value of CHF 1 each of
SEZ HOLDING AG
Zurich, Switzerland
(«SEZ»)
On 10 December 2007, Lam and SEZ entered into a Transaction Agreement providing for the public tender offer herewith announced. Both, Lam and SEZ are convinced that the combination of the two groups strengthens their market position. The combined entity will in particular profit from the complementary set of products and the expected leverage from distribution and aftermarket services. Further, the positive interaction between the development teams of both groups is anticipated to result in faster and more comprehensive developments in favor of the customers.
The public tender offer (the «Offer») Lam will submit will extend to all publicly held registered shares of SEZ with a par-value of CHF 1 each («SEZ Shares»). Additionally, the Offer extends to new SEZ Shares issued until the end of the additional offer period due to the exercise of options. The following will be the main terms and conditions of the Offer:
Price of the Offer
The net Offer price per SEZ Share will correspond to CHF 38 («Offer Price»). The Offer Price is reduced by the gross amount of any dilution effects (e.g. dividend payments, repayments of capital, any other distribution, capital increases with an issue price of the shares below the offer price, sales of treasury shares below the offer price, issuance of options below faire market value of the option) becoming effective prior to the settlement of the Offer. The exercise of the currently outstanding employee stock options and the delivery of the corresponding number of SEZ Shares does not lead to an adaptation of the Offer Price.
Offer Period
The Offer is expected to be published on 8 January 2008. It is planned to leave the Offer open for acceptance for 20 trading days. Lam reserves the right to extend the offer period. Tenders will only be solicited once the Offer is published. Such Offer will also contain instructions on how tenders shall be made.
Conditions
The Offer will be subject to the following conditions (whereby the conditions a and b will be conditions precedent, while the conditions c through g will initially be conditions precedent and, after the Offer has been declared successful, become conditions subsequent):
a)	at the end of the (possibly extended) offer period, the sum of SEZ Shares held by Lam and of those validly tendered into the Offer amounts to at least 66 2/[3] % of the sum of all issued SEZ Shares and all SEZ Shares that could be created through the exercise of all outstanding employee stock options to purchase SEZ Shares, i.e. 66 2/[3] % of 16,924,668 SEZ Shares or 11,283,112 SEZ Shares;

b)	by the end of the (possibly extended) offer period, (a) no adverse events occurred that, individually or in the aggregate, in the opinion of an independent internationally reputable expert to be appointed by Lam, are or are likely to have a material adverse effect on the SEZ-Group, and (b) the SEZ-Group did not announce any other information or circumstance that, individually or in the aggregate, in the opinion of an independent internationally reputable expert to be appointed by Lam, had, has or is likely to have a material adverse effect on the SEZ Group. An event or information or circumstance announced by SEZ shall be considered to have a material adverse effect on the SEZ-Group if it involves (i) a reduction in consolidated equity of SEZ as per the end of the financial year 2007 in excess of CHF 45.8 million compared to the consolidated equity of SEZ as per

30 September 2007, (ii) a reduction in the consolidated turnover of SEZ in the financial year 2007 in excess of CHF 20 million compared to the communicated sales target 2007 of CHF 330 million, or (iii) a reduction in the consolidated EBIT of SEZ in the financial year 2007 in excess of CHF 10 million compared to the communicated expected EBIT 2007 of CHF 6.6 million (each of these events an «Adverse Event»). Costs and expenses associated with this Offer are not to be taken into account when determining whether or not a material adverse effect occurred;

c)	all necessary authorizations from domestic and foreign antitrust authorities have been obtained, without imposing any obligation on Lam or SEZ that would result in or be equivalent to an Adverse Event (as described in letter b above);

d)	no judgment, court order, or order from a public authority has been issued that would prohibit this Offer or the settlement of the Offer;

e)	an extraordinary shareholders’ meeting of SEZ approved that, subject to the settlement of the Offer, the transfer restriction in the articles of incorporation of SEZ (article 6 section 2 second and third sentences) be canceled, and no shareholders’ meeting of SEZ has enacted voting or transfer restrictions. It is understood that the shareholders’ resolution regarding the conditional cancellation of the transfer restrictions shall only be filed with the Commercial Register following the settlement of the Offer;

f)	the board of directors of SEZ has decided to enter Lam in the shareholders’ register with voting rights with regard to all SEZ Shares acquired by Lam or to be acquired within the Offer, subject to the Offer becoming unconditional and subject to condition e) being met; and

g)	the shareholders’ meeting of SEZ has neither approved the payment of a dividend, a sale, a purchase or a demerger in an amount of more than CHF 59.9 million, nor a merger, nor an ordinary, approved or conditional capital increase, nor has SEZ, since 30 September 2007, entered into an obligation to sell or purchase assets or to sell or redeem debt at a price of or with a value of more than CHF 59.9 million, except where such obligation to sell or purchase assets or to sell or redeem debt has become known prior to the pre-announcement.
Should one or several of the condition c) through g) above not have been met by the end of the (possibly extended) offer period and should Lam not have waived such condition(s), Lam is entitled:
(i)	to declare that the Offer has been successful, but to postpone the settlement of the Offer by not more than four months («Extension Period»). The Offer becomes void in case these unfulfilled condition(s) have not been met by the end of the Extension Period unless Lam waives such condition(s);

(ii)	to extend the offer period beyond a 40 trading days period if the Swiss Takeover Board approves such extension; or

(iii)	to declare the Offer to be unsuccessful.
Lam reserves the right to waive all or part of the conditions.
Further Information
It is expected that detailed information regarding the Offer will be published at the same place on 8 January 2008.
Identification / Security-Number / ISIN / Ticker-Symbol
Registered shares with a par-value of CHF 1 each of SEZ Holding AG
Security-number: 001235206
ISIN: CH0012352065
Ticker-Symbol: SEZN
11 December 2007
NOTE TO U.S. HOLDERS OF SEZ SHARES
The Offer described in this pre-announcement is being made for the securities of SEZ, a Swiss company, and is subject to Swiss disclosure requirements, which are different from those of the United States. The financial information relating to SEZ has been prepared in accordance with non-U.S. accounting principles and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. U.S. holders of SEZ Shares are encouraged to consult with their own Swiss advisors in connection with the Offer.
Lam and any of their respective subsidiaries and any advisor, broker or financial institution acting as an agent or for the account or benefit of Lam may, subject to applicable Swiss and U.S. securities laws, rules and regulations and pursuant to exemptive relief granted by the U.S. Securities and Exchange Commission from Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the «Exchange Act») make certain purchases of, or arrangements to purchase, SEZ Shares from SEZ shareholders who are willing to sell their SEZ Shares outside the Offer from time to time, including purchases in the open market at prevailing prices or in private transactions at negotiated prices. Lam will disclose promptly any information regarding such purchases of SEZ Shares in Switzerland through the electronic media and/or the stock exchange and in the United States by means of a press release, if and to the extent required under applicable laws, rules and regulations in Switzerland.
OFFER RESTRICTIONS
United Kingdom
The offering documents in connection with the Offer are being distributed in the United Kingdom only to and are directed at (a) persons who have experience in matters relating to investments falling within Article 19 (1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001, as amended, in the United Kingdom (the «Order») or (b) high net worth entities, and other persons to whom they may otherwise lawfully be communicated, falling within Article 49 (1) of the Order (all such persons together being referred to as «relevant persons»). Any person who is not a relevant person should not act or rely on this document or any of its contents. The offer referred to in the tender documents is not available, and will not be engaged in with persons that are not relevant persons.
Other Jurisdictions
The tender offer referred to herein is not directly or indirectly made in a country or jurisdictions in which such offer would be illegal, otherwise violate the applicable law or an ordinance or which would require Lam Research Corporation to change the terms or conditions of the tender offer in any way, to submit an additional application to or to perform additional actions in relation to any state, regulatory or legal authority. It is not intended to extend the tender offer to any such country or such jurisdiction. Documents relating to the tender offer must neither be distributed in such countries or jurisdictions nor be sent to such countries or jurisdictions. Such documents must not be used for the purpose of soliciting the purchase of securities of SEZ Holding AG from anyone from such countries or jurisdictions.

Annex 3
Press Release Regarding the Offer (Buyer)

FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Investor Relations, phone: 510/572-4450, e-mail: carol.raeburn@lamresearch.com
LAM RESEARCH CORPORATION ANNOUNCES INTENT TO ACQUIRE THE SEZ GROUP
Transaction will Create the Largest and Most Comprehensive Set of Advanced Technology Solutions for Single Wafer Cleaning.
FREMONT, Calif., December 10, 2007—Lam Research Corporation (NASDAQ: LRCX) today announced that it has signed a definitive agreement to acquire the SEZ Group (SWX: SEZN), the leading supplier of single wafer clean technology and products to the global semiconductor manufacturing industry. In an all cash transaction, Lam Research has agreed to pay CHF 641 million, which approximates US$568 million at the current exchange rate. Net of cash acquired, the purchase price approximates US$447 million. Lam will effect the acquisition by offering to acquire, as provided in the agreement, all of the outstanding shares of SEZ at a price of CHF 38 per share.
SEZ’s proprietary Spin-Process single wafer technology forms the basis of a broad equipment solution portfolio for wafer cleaning and decontamination, a key process adjacent to etch where Lam Research is the global market share leader. SEZ is headquartered in Zurich, Switzerland and maintains development, manufacturing, sales, marketing and service operations in Europe, Asia and North America. For 2007, SEZ currently expects to record total revenues of approximately CHF 330 million (US$293 million).

~more~

Lam Research to Acquire The SEZ Group	Page 2
Under the terms of the agreement, Lam Research will offer to acquire all of the outstanding shares of SEZ, and therefore effectively all of its assets, including its principal facilities in Villach, Austria. Following the closing, SEZ will become a division of Lam Research and offer a full spectrum of leading edge clean solutions, comprising products from its current businesses as well as Lam’s single wafer bevel and wet clean applications. SEZ executive team members, including chairman and chief executive officer Egon Putzi, will continue with the Company under Lam’s ownership. The transaction is expected to close in the March 2008 quarter, subject to the receipt of SEZ’s shareholder and certain regulatory approvals, and is targeted to be neutral to slightly accretive depending on synergies realized in calendar 2008.
“This transaction positions Lam Research and SEZ to revolutionize the increasingly important area of wafer cleaning, combining the world’s largest single wafer installed base with Lam’s emerging clean technologies, process integration capabilities and global scale,” stated Steve Newberry, President and Chief Executive Officer of Lam Research. “Together, Lam and SEZ will create a stronger, established presence in the clean segment of the wafer fab equipment industry with the ability to deliver the broadest set of leading edge high productivity clean solutions to our customers. In addition, we will increase our ability to support our customers’ needs in solving the technical challenges of post etch and strip yield issues present in today’s most advanced semiconductor devices. Through our combined strengths we will increase our capability to provide single wafer clean solutions, utilizing both spin and linear wet clean technologies as well as our plasma etch based bevel cleaning capability. At Lam, we are committed to executing on our multi-product, multi-market growth strategy, and this transaction facilitates our progress in achieving our stated goals. We have been very impressed by the quality of SEZ’s operational and engineering capabilities, as well as the caliber of its management team and employees, making them the perfect addition to our Company,” Newberry concluded.

~more~

Lam Research to Acquire The SEZ Group	Page 3
Lam Research will host a conference call to discuss the planned acquisition tomorrow, Tuesday December 11, 2007 at 10:00 a.m. Pacific Time. Details of the conference call will be available on the Investors section of Lam’s website at www.lamresearch.com.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is www.lamresearch.com.
The SEZ Group is the leading provider of single-wafer wet-clean processing solutions for the semiconductor industry, with an installed base of over 1,200 tools. The company maintains operations in Asia Pacific, Europe, Japan and North America. Since 1996, registered shares of SEZ Holding Ltd. have been traded on the SWX Swiss Exchange under the symbol SEZN. Additional information about the company is available on the Internet at www.sez.com.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the Company’s expectations regarding the parties ability to close the transaction and fulfill the terms of their agreement, future plans for SEZ and Lam, their capabilities and the results of their operations, Lam’s future strategies including its multi-product growth strategy, the closing date for the transaction, and the anticipated effects of the transaction such as creating a stronger market presence, delivering a broader

~more~

Lam Research to Acquire The SEZ Group	Page 4
base of solutions, and increasing our capability to provide single wafer clean solutions. Some factors that may affect these forward-looking statements include: securing approvals from SEZ’s shareholders and the Swiss takeover authorities, customer reaction to the transaction, synergies developed after the transaction, business conditions in the semiconductor industry, overall economic conditions, competitor reaction to the transaction, and our response to competitor actions. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 25, 2006, and Form 10-Q for the quarter ended March 25, 2007, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

####

Annex 4
Press Release Regarding the Offer (Company)

Press Release
SEZ Holding Welcomes Planned Acquisition by Lam Research
Public tender offer expected to be launched beginning of January 2008
Zurich, December 11, 2007 — The SEZ Group (SWX Swiss Exchange: SEZN) announced today that its Board of Directors has signed a binding transaction agreement with Lam Research Corporation (NASDAQ: LRCX), headquartered in Fremont, California, United States. In line with the transaction agreement, Lam Research intends to launch a public tender offer for all outstanding shares of SEZ at Swiss Francs (CHF) 38.00 per SEZ registered share. After a thorough review of the proposed transaction, SEZ’s Board of Directors has unanimously concluded that the planned acquisition by Lam Research is in the best interest of all SEZ stakeholders and will positively benefit the sustainable development of SEZ’s leading market position. The Board of Directors therefore fully supports the proposed tender offer. The offer shows an attractive premium of 53.8% to the volume weighted average share price over the past 60 trading days. Full details of the tender offer will be disclosed in the offer document, expected to be published early January 2008. The offer is expected to close in March 2008.
“The offer to be a part of Lam Research Corporation is an exceptional opportunity that will help us realize the full potential of SEZ’s technology,” said Egon Putzi, SEZ chairman and chief executive officer. “Lam’s focus on developing leading-edge technology, providing best-in-class customer value and leveraging the full range of their global resources has made them one of the world’s largest and most successful equipment providers.” Kurt Lackenbucher, SEZ chief operating officer, added: “We believe that combining SEZ’s leading single-wafer technology with Lam’s innovative linear-clean and plasma technologies will provide manufacturers with a significant competitive advantage. The management of SEZ is convinced this combination will create immense value by delivering new capabilities to our customers that will unlock significant growth opportunities for all involved.”
Today, both companies serve a common customer base, providing leading and complementary technologies and solutions. The combination is aimed at creating a true technology and market leader in the single-wafer cleaning markets, providing semiconductor manufacturers with the best-of-breed, comprehensive technology portfolio required to meet their future manufacturing needs. Delivering a broader equipment portfolio will also accelerate future growth and innovation. Under the terms of agreement, following the transaction’s closure, SEZ will become a new division within Lam with capabilities focused around single-wafer cleaning technology. The entire SEZ executive team has committed to remain with the company.
Media and Analyst Conference
Today 11 December 2007 at 2:00 p.m. (CET), the SEZ Group and Lam Research will host a media and analyst conference to discuss the planned acquisition at Hotel Savoy Baur en Ville; Paradeplatz, Zurich. In case you are not able to attend personally, you can dial in via: +41 (0) 91 610 56 00 (International)

SEZ Press Release 11 December 2007	page 1 of 2

About Lam Research
Lam Research Corporation, one of Fortune magazine’s “100 Fastest-Growing Companies” in 2006 and 2007 is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry and market share leader in plasma etch. Lam Research’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam Research is a NASDAQ-100® company. Additional information about the company is available on the Internet at www.lamresearch.com.
About SEZ Group
The SEZ Group is the leading provider of single-wafer wet-clean processing solutions for the semiconductor industry, with an installed base of over 1,200 tools. The company maintains operations in Asia Pacific, Europe, Japan and North America. Since 1996, registered shares of SEZ Holding Ltd. have been traded on the SWX Swiss Exchange under the symbol SEZN. Additional information about the company is available on the Internet at www.sez.com.
Villach/Zurich, 11 December 2007

For further information:
Stefan Bulfon, Investor Relations
SEZ Holding Ltd, CH-8050 Zurich; Tel. +41 44 308 39 48 / Fax +41 44 308 35 00
SEZ Management GmbH, A-9500 Villach: Tel. +43 4242 204-458/Fax +43 4242 204-469
www.sez.com
Cautionary note on forward-looking statements
Certain statements contained herein are forward-looking. These statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical fact or current fact. Forward-looking statements typically are identified by words or phrases such as “anticipate”, “assume”, “believe”, “continue”, “estimate”, “expect”, “foresee”, “intend”, “may increase” and “may fluctuate” and similar expressions or by future or conditional verbs such as “will”, “should”, “would” and “could”. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause SEZ’s actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed or implied by such statements. Such factors include, among others:
•	the impact of significant investments, acquisitions or dispositions, and any delays, unexpected costs or other issues experienced in connection with any such transactions, including, in the case of acquisitions, issues arising in connection with integrating acquired operations;

•	cyclicality of the global semiconductors industry;

•	changes in general economic conditions, particularly in our core markets;

•	technological developments

•	changes in general economic trends;

•	changes in management and/or company structure

•	the performance of financial markets;

•	political risks in the countries in which we operate;

•	extraordinary events affecting our clients, such as bankruptcies and liquidations;

•	risks associated with implementing our business strategy;

•	changes in currency exchange rates;

•	changes in interest rates;

•	changes in laws and regulations, including changes in accounting standards and taxation requirements; and

•	changes in competitive pressures.
These factors are not exhaustive. We operate in a continually changing environment and new risks emerge continually. Readers are cautioned not to place undue reliance on forward-looking statements. We undertake no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

SEZ Press Release 11 December 2007	page 2 of 2

Annex 5
Trading in Equity Securities of the Company

				Price paid /
Description of transaction				received per
(to be described so that the value as	Person / company			share, equity
compared to the Share price can be estimated)	concerned	Date	Number	security in CHF
Conditional capital increase of 24 May 2007 due to Options exercised (exercise and hold)	Hubert Huber	7.2.2007	1,000	19.80 (strike price)
Conditional capital increase of 24 May 2007 due to Options exercised (cashless exercise and sell)	Hans-Jürgen Kruwinus	12.2.2007	4,000	31.55 (strike price)
Options exercised (exercise and hold)	Thomas Prugger	8.5.07	500	19.80 (strike price)
Options exercised (cashless exercise and sell)	James Mello	15.5.2007	3,000	31.55 (strike price)
Options exercised (cashless exercise and sell)	James Mello	15.5.2007	5,000	19.80 (strike price)
Purchase of treasury shares	SEZ Holding AG	7.8.2007	5,321	31.90
Purchase of treasury shares	SEZ Holding AG	7.8.2007	5,002	31.95
Purchase of treasury shares	SEZ Holding AG	6.8.2007	7,725	31.85
Purchase of treasury shares	SEZ Holding AG	6.8.2007	1,859	31.65
Purchase of treasury shares	SEZ Holding AG	6.8.2007	1,100	31.70
Purchase of treasury shares	SEZ Holding AG	6.8.2007	1,400	31.75
Purchase of treasury shares	SEZ Holding AG	6.8.2007	2,999	31.75
Purchase of treasury shares	SEZ Holding AG	6.8.2007	990	31.80
Purchase of treasury shares	SEZ Holding AG	6.8.2007	995	31.80
Purchase of treasury shares	SEZ Holding AG	6.8.2007	1,900	31.80
Purchase of treasury shares	SEZ Holding AG	6.8.2007	1,800	31.80
Purchase of treasury shares	SEZ Holding AG	6.8.2007	2,014	31.80

Annex 6
Executives of the Company
Egon Putzi
Franz Sumnitsch
Kurt Lackenbucher
Sabine Kampitsch
Herwig Petschnig
Wolfgang Krammer

Annex 7
Declaration of Executives
Subject to SEZ Holding AG and Lam Research Corporation entering into an agreement regarding an offer for all shares in SEZ Holding AG, I, [executive name], agree from [date of Transaction Agreement] not to engage in any transaction in or regarding shares of SEZ Holding AG which might result in Lam Research Corporation being obligated to increase its offer price for shares in SEZ Holding AG under article 10 section 6 of the Takeover Ordinance of the Takeover Board (Best Price Rule) or the minimum price rules of the Stock Exchange Ordinance of the Federal Banking Commission.